EXHIBIT 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the date executed below by and between Aqua Bounty Technologies, Inc. (the “Company”), a Delaware corporation, and Henry Clifford (“Employee”).and is deemed effective as of the date signed.

1.	EMPLOYMENT AND TERM

The Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement. The parties agree that this Agreement commences shall remain in effect unless and until terminated in accordance with the terms and conditions set forth in this Agreement.

2.	POSITION AND DUTIES

2.1	The Company shall employ Employee as VP of Sales & Marketing; provided, however, that Employee may have such other titles in addition to or in lieu thereof as the Company determines in its sole discretion. Employee shall report to the COO and through him to the CEO. Employee shall have such responsibilities as may, from time to time, be duly authorized or directed by the COO and by the CEO. A basic description of duties and responsibilities is included in Appendix A. During his employment, Employee shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder. Employee shall act at all times in the best interests of the Company. Employee shall devote his full business time, attention and effort to the affairs of the Company and shall not, at any time during his employment, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board. The foregoing is not intended to restrict Employee’s ability to engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder and are notified in writing to the Company,

2.2	Employee shall immediately upon the Company’s request supply any and all information which the Company or any Group Company may reasonably require in order to be able to comply with any statutory or regulatory provision or stock exchange rule or requirement, including for the avoidance of doubt the Rules for AIM Companies published by the London Stock Exchange.

2.3	Employee shall comply with the provisions of the code of dealing adopted by the Company in accordance with the requirements of the London Stock Exchange or, in the absence of the adoption of such a code, with the provisions of the Model Code set out in the Listing Rules published by the UK Listing Authority and Employee shall not do or omit to do anything which could result in the Company being in breach of the Rules for AIM Companies published by the London Stock Exchange.

3.	NOTICE

3.1	The employment of Employee shall, subject to the provisions of clause 6, continue unless and until terminated by:

(A)	The Company giving to Employee not less than three (3) months’ notice during the first full year of employment beginning June 1, 2005; six (6) months’ notice during the second full year of employment; nine (9) months’ notice during the third full year of employment; and twelve (12) months’ notice thereafter;

(B)	Employee giving to the Company not less than three (3) months’ notice during the first full year of employment beginning June 1, 2005; six (6) months’ notice during the second full year of employment; nine (9) months’ notice during the third full year of employment; and twelve (12) months’ notice thereafter.

3.2	The Company reserves the right at any time, in its absolute discretion, to terminate Employee’s employment by paying to Employee a sum equal to his basic salary and benefits for the relevant period of notice which shall be subject to deductions for taxes as appropriate. Employee agrees to accept any such payment in lieu of notice as being in full and final settlement of any claim he may have for wages, salary or compensation arising out of his employment, its termination and/or the resignation of any directorship.

3.3	The Company may make a payment pursuant to clause 3.2 regardless of whether or by whom notice under clause 3.1 has been given and in respect of the whole or the balance of the notice period which would otherwise be required under that clause.

3.4	For the avoidance of doubt, the right of the Company to make a payment in lieu of notice does not give rise to any right of Employee to demand such payment.

3.5	After notice of termination has been given by either party or if Employee seeks to resign without notice or by giving shorter notice than is required under this clause 3, provided that the Company continues to pay Employee his Base Salary and to provide all contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Company has absolute discretion for all or part of the notice period to:

(A)	exclude Employee from such of the premises of the Company and/or Group Company as the Board may direct;

(B)	instruct him not to communicate with suppliers, customers, employees, agents or representatives of the Company or Group Company; and/or

(C)	instruct him to perform some only or none of his duties under this Agreement.

4.	COMPENSATION

As compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall pay to Employee the following compensation:

4.1	Base Salary

During his employment, the Company shall pay to Employee a base salary at the rate of $200,000 per annum (“Base Salary”), payable on the Company’s regular payroll schedule. The Company shall deduct from the Base Salary paid to Employee the required federal, state and local withholding taxes, as well as any other authorized deductions. Such salary shall be reviewed (with the outcome of such review being at the absolute discretion of the Board) annually in each calendar year without commitment to increase.

4.2	Bonus

Employee may receive an annual bonus, plus stock options as determined by the Company at the end of its fiscal year. Such bonus, if any, may be granted at the sole discretion of the Board and will be based on the achievement of financial targets and on other performance criteria to be established by the Board under its Equity Incentive Plan. Employee will not be entitled to any such bonus payment if he is not employed or is under notice to terminate employment from either party at the date that payment would ordinarily be made.

4.3	Benefit Plans

Except as provided more specifically herein, Employee shall be entitled to participate in the Company’s employee benefit plans or programs available to regular full-time exempt employees of the Company and their families, provided that Employee meets all eligibility requirements under those plans or programs. Unless otherwise provided herein, Employee’s participation in the employee benefit plans or programs shall be subject to the terms and conditions of said plans or programs including, without limitation, the Company’s right to amend, revise, terminate or replace the plans or programs at any time and without notice to participants. Any reduction, alteration or enhancement of the benefit plans and programs shall not be deemed to be a breach of this Agreement by the Company and it is agreed between the parties that the Company shall have no liability to pay any benefit to Employee (or any of his family members) unless it receives payment of the benefit from the insurer under the scheme and shall not be responsible for providing Employee (or any of his family members) with any benefit under any scheme in the event that the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to Employee (or any of his family members). Appendix B provides a summary of the Company’s current benefit plan.

4.4	Expense Reimbursement

The Company shall reimburse Employee, subject to his compliance with the Company’s then current guidelines relating to expenses, for all proper and reasonable expenses incurred by him in the performance of his duties hereunder, subject to his compliance with the Company’s then current guidelines relating to expenses.

5.	VACATION

5.1	Employee shall be entitled to paid vacation in accordance with the schedule in Appendix B (in addition to the normal public holidays) in each calendar year commencing on January 1 in each year and which shall accrue on a pro rata monthly basis. Vacation shall be taken at such times as the Board shall consider most convenient having regard to the requirements of the Company’s business.

5.2	Save with the prior written consent of the Company, untaken vacation entitlement for any one calendar year which is not used may not be carried forward to any subsequent year.

5.3	On termination of Employee’s employment (howsoever occasioned), if Employee has taken more or less than his annual vacation entitlement an appropriate adjustment shall be made to any payment of salary or benefits from the Company to Employee. In this event the calculation shall be made on the basis that each day of holiday is worth 1/260 of his Base Salary.

6.	TERMINATION

6.1	Death

Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease. Termination of benefits does not terminate paid-in pension plans, any and all options or other forms of equity that may have been vested and are owned by Employee.

6.2	Disability

The Company may, at its option, terminate this Agreement upon written notice to Employee due to Employee’s disability. For purposes of this Agreement, “Disability” means Employee’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for at least twelve consecutive weeks or an aggregate period in excess of twenty-four weeks in any one fiscal year and, within 30 days after a notice of termination of this Agreement, Employee shall not have returned to the full-time performance of the duties hereunder. Upon such termination, all obligations of the Company hereunder shall cease. In the event of any dispute regarding the existence of Employee’s incapacity hereunder, the matter shall be resolved by the determination of a physician to be mutually selected and agreed upon by the Company and Employee. In the absence of an agreement between the Company and Employee, each party shall nominate a qualified physician and the two physicians shall select a third physician who shall then make the determination as to disability. Employee agrees that he will submit to appropriate medical examinations for purposes of such determination.

6.3	Termination by the Company

The Company may terminate Employee’s employment without notice or payment in lieu of notice at any time for Cause.

(A)	“Cause” shall mean any one or more of the following:

(1)	performance by Employee of his duties in a manner which is deemed consistently materially unsatisfactory by the Board in its sole and exclusive discretion;

(2)	wilful material failure or refusal by Employee to perform his duties under this Agreement (other than by reason of Employee’s death or disability);

(3)	Employee being guilty of any serious breach or non-observance of the provisions of this Agreement or directions of the Board of relevant rules and/or codes issued by or on behalf of any Recognised Stock Exchange or guilty of any continued or successive breaches or non-observance of any such provisions or directions in spite of written warning to the contrary by the Board.

(4)	any intentional act of dishonesty which materially impacts the Company, fraud or embezzlement by Employee or the admission or conviction of, or entering of a plea of nolo contendere by, Employee of any felony or any lesser crime involving moral turpitude, dishonesty, fraud, embezzlement or theft;

(5)	any negligence, wilful misconduct or personal dishonesty of Employee resulting in the good faith determination of the Board, in a loss to the Company or any of its affiliates, successors or assigns, or in damage to the reputation of the Company or any of its affiliates, successors or assigns;

(6)	any failure of Employee to comply with Company policies or procedures to a material extent;

(7)	Employee commits any act of deliberate unlawful discrimination or harassment;

(8)	Employee becomes of unsound mind or a patient for the purpose of any law relating to mental health;

(9)	Employee becomes prohibited by law or is disqualified or is liable to be disqualified from being a director.

7.	CONFIDENTIAL AND BUSINESS INFORMATION

7.1	Employee shall not (except for the purpose of performing his duties hereunder or unless ordered to do so by a court of competent jurisdiction) either during his employment or after its termination directly or indirectly use, disclose or communicate Confidential Information and he shall use his best endeavours to prevent the improper use, disclosure or communication of Confidential Information:

(A)	concerning the business of the Company or any Group Company and which comes to Employee’s attention during the course of or in connection with his employment with the Company or any Group Company from any source within the Company or any Group Company; or

(B)	concerning the business of any person having dealings with the Company or any Group Company and which is obtained in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

7.2	For the purposes of clause 7.1, Confidential Information means:

(A)	any information of a confidential nature (whether trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, terms of business with customers and potential customers and/or suppliers, annual budgets, management accounts and other financial information); and/or

(B)	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of Employee’s employment; and/or

(C)	lists or compilations of the names and contact details of the individuals or clients and counterparts with whom the Company or any Group Company transacts business; and/or

(D)	contact details of all employees and directors of the Company or any Group Company together with details of their remuneration and benefits; and/or

(E)	information so designated by the Company or any Group Company or which to Employee’s knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.

7.3	The restrictions contained in this clause 7 shall cease to apply with respect to any information which would otherwise have been Confidential Information but which comes into the public domain otherwise than through an unauthorised disclosure by Employee or a third party.

7.4	The obligations of Employee under this clause 7 shall continue to apply after the termination of Employee’s employment (howsoever terminated) for a period of three years following termination.

8.	NON COMPETITION

8.1	For the purposes of this clause the following expressions shall have the following meanings:

(A)	“Relevant Employee” means any person employed by or who renders or rendered services to the Company or any Group Company in a Relevant Business and who has client responsibility or influence over a Relevant Customer and/or who is in possession of confidential information about a Relevant Customer of the Company or a Group Company and who in any such case was so employed or so rendered services during the period of twelve months before the termination of Employee’s employment and had dealings with Employee during that period;

(B)	“Relevant Customer” means a person, firm or company who :

(1)	at any time during the twelve months prior to the termination of this Agreement was a customer of the Company or any Group Company (whether or not services were actually provided during such period) or intermediary of such customer or to whom at the termination of this Agreement the Company or any Group Company was actively and directly seeking to supply services in either case for the purpose of a Relevant Business; and

(2)	with whom Employee or a Relevant Employee in a Relevant Business reporting directly to Employee had dealings at any time during the twelve months prior to the termination or about whom Employee or such Relevant Employee was in possession of any Confidential Information (as defined in clause 7) in the performance of his duties to the Company or any Group Company;

(C)	“Relevant Business” means any business or part thereof howsoever carried on involving the supply of Restricted Goods and/or Services;

(D)	“Relevant Supplier” means any person firm or company who is or was at any time during the twelve months preceding the termination of Employee’s employment a supplier or procurer of goods and/or services to the Company or any Group Company as part of the trading activities within a Relevant Business;

(E)	“Restricted Services” means science-based research and development services which have as a goal the improvement of the health and productivity of organisms subject to aquaculture production;

(F)	“Restricted Area” means the entire planet.

8.2

In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees Employee hereby undertakes with the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation of Employee, he will not (except with the prior written consent of the Company) directly or indirectly:

(A)	during his employment or for a period of 12 months after the termination of his employment entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;

(B)	during his employment or for a period of 12 months after the termination of his employment employ or otherwise engage any Relevant Employee;

(C)	during his employment or for a period of 12 months after the termination of his employment in competition with the Company or any Group Company within the Restricted Area solicit or endeavour to supply Restricted Services to any Relevant Customer;

(D)	during his employment or for a period of 12 months after the termination of his employment in competition with the Company or any Group Company within the Restricted Area supply Restricted Services to any Relevant Customer;

(E)	during his employment or for a period of 12 months after the termination of his employment carry on or be concerned in any Relevant Business within the Restricted Area in competition with the business of the Company or any Group Company;

(F)	during his employment or for a period of 12 months after the termination of his employment to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Relevant Supplier to cease doing business or materially reduce its business with the Company or any Group Company.

8.3	For the purposes of clause 8 Employee is concerned in a business if (without limitation):-

(A)	he carries it on as principal or agent; or

(B)	he is a partner, director, employee, secondee, consultant, investor, shareholder or agent in, of or to any person who carries on the business;

(C)	disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, Employee and any person connected with him are interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class.

8.4	Employee shall not (except with the prior written consent of the Company) at any time after the termination of his employment represent himself to be connected with or interested in the business of or employed by the Company or any Group Company or use for any purpose the name of the Company or any Group Company or any name capable of confusion therewith.

8.5	Employee shall not during his employment whether during or outside office hours undertake any steps of any kind to promote or establish (or assist therein) any business which in the reasonable opinion of the Company is or is intended to be or may become in competition with any business operated by the Company or any Group Company.

8.6	Employee shall not at any time (whether during or after the termination of his employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written statement concerning the business, affairs, officers or employees of the Company or any Group Company.

8.7	Employee agrees to enter into the restrictions in this clause 8 in consideration for the Company employing him on the terms set out herein.

8.8	While the restrictions in this clause 8 are considered by Employee and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording thereof were deleted and/or if the periods (if any) specified therein were reduced and/or the areas dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

9.	ARBITRATION

Any dispute or controversy between the Company and Employee, whether arising out of or relating to this Agreement, Employee’s employment with the Company, the termination of such employment, or otherwise (except as provided below), shall be submitted to binding arbitration before a single arbitrator selected under the then-current employment dispute resolution rules of the American Arbitration Association, and the arbitration shall be conducted under such rules and in the Commonwealth of Massachusetts. The determination of the arbitrator shall be conclusive and binding upon the parties and judgement upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or her determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Employee and the Company. Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of the Employee’s confidentiality, non-solicit and non-compete obligations contained in Clauses 7 and 8, but may pursue its remedies for such breach in a court of competent jurisdiction in the Commonwealth of Massachusetts Any arbitration or action pursuant to this Clause 9 shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

10.	NOTICES

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Aqua Bounty Technologies, Inc.

935 Main Street

Waltham, MA 02451

Attention: Chief Executive Officer

If to Employee, to:

Henry Clifford

13584 Millpond Way

San Diego, CA 92129

11.	SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13.	SUCCESSORS AND ASSIGNS

This Agreement is personal to Employee and shall not be assignable by Employee. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; the Company may assign and transfer its rights and obligations under this Agreement, by operation of law or otherwise, to any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer or assets, or otherwise as permitted under the Company’s Articles of Incorporation. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

14.	GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

15.	REPRESENTATIONS AND WARRANTIES

Employee represents, warrants and agrees that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair the performance of this Agreement by Employee. Employee further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligation hereunder. Employee agrees to indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and costs) resulting from or arising out of any claim or action based upon Employee’s entering into this Agreement.

16.	WAIVER

No waiver of any breach of any term of this Agreement shall be construed to be, nor shall be, a waiver of any breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

17.	MODIFICATION

Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Employee and a representative of the Company other than Employee.

18.	CONSTRUCTION

The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

19.	LEGAL REPRESENTATION

The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

20.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument.

IN WITNESS HEREOF, the parties hereto execute and effectuate this Agreement as of the last date stated below.

Dated:	Nov. 28, 2007	By:	/s/ Elliot Entis
Elliot Entis
Aqua Bounty Technologies Inc.

Dated:	Oct. 4, 2007	By:	/s/ Henry Clifford
Henry Clifford (Employee)

APPENDIX A

EMPLOYEES DUTIES

Henry Clifford, Vice President Sales & Marketing, is responsible for overseeing and managing all aspects of sales and marketing for the Company’s Health and Productivity Products. As part of his duties employee will supervise others working in marketing, interact directly with customers, have ultimate responsibility for product promotion, participate in contracting and licensing with the COO and CEO and develop an annual budget for his unit’s activities.

APPENDIX B

Summary of Employee Benefits

GENERAL BENEFITS:

1.	HOLIDAY’S The Company will observe the thirteen (13) holidays outlined in the ADP Employee Handbook.

2.	VACATION ALLOWANCE. For the first five years of employment, 3 weeks paid vacation, and thereafter 4 weeks paid vacation. Vacations may not be accrued from year to year without approval of the CEO.

3.	SICK LEAVE. 10 sick days per calendar year plus 3 personal days per calendar year. Sick leave is not accrued from year to year.

4.	HEALTH AND DENTAL INSURANCE 75% paid for by employer. Current plan is through ADP Total Source.

5.	PENSION PLAN . Participation in the Company-sponsored 401K plan.